Exhibit 99.1

American Public Education Reports First Quarter 2022 Results

CHARLES TOWN, WV (May 10, 2022) – American Public Education, Inc. (Nasdaq: APEI) announced financial results for the quarter ended March 31, 2022.

First Quarter Highlights:

•	Consolidated revenue increased 75% year-over-year to $154.7 million

•	Net income for the period was $5.3 million, compared to net income of $8.1 million for the three months ended March 31, 2022, a decrease of $2.8 million

•	Adjusted EBITDA increased 8.5% year-over-year to $17.4 million

•	APEI completed its acquisition of Graduate School USA (“GSUSA”), a federal workforce training provider, on January 1, 2022

We completed the acquisitions of Rasmussen University (“RU”) and GSUSA on September 1, 2021, and January 1, 2022, respectively. We did not consolidate the financial results of these companies prior to their respective acquisition closing dates. Accordingly, the financial results for the three months ended March 31, 2021 do not include the results of operations of RU and GSUSA, and therefore the prior year period presented is not directly comparable to the current period.

Financial Results:

Three months ended March 31, 2022 compared to three months ended March 31, 2021:

•	Total consolidated revenue for 2022 increased 75% to $154.7 million, compared to total revenue of $88.5 million in 2021, due to:

o	the inclusion of RU Segment revenue and GSUSA revenue for the three months ended March 31, 2022 of $67.1 million and $3.1 million;

o	an increase of $0.4 million, or 3.7%, in revenue from Hondros College of Nursing (“HCN”), reflecting an increase in enrollment of 8.1% to 2,500 students; and

o	a decrease of $4.4 million, or 5.7%, in revenue from American Public University System (“APUS”). While enrollments increased 1.2%, revenue declined primarily due to the timing of registrations within the quarter and lower revenue per net course registrations due to a change in mix to military registrations, which generate lower revenue per registration than non-military registrations.

•	Total costs and expenses increased to $149.5 million for 2022, compared to $77.9 million in 2021, primarily due to the inclusion of our RU Segment and GSUSA costs and expenses for the three months ended March 31, 2022 of $66.2 million and $4.7 million, respectively.

o	Instructional costs and services increased $39.4 million in 2022 to $71.7 million, compared to $32.3 million in 2021, primarily due to the inclusion of RU Segment and GSUSA instructional costs and services expenses of $35.9 million and $2.9 million, respectively, as well as increases in faculty costs in our HCN Segment.

o	Selling and promotional expenses increased $19.9 million to $39.3 million, compared to $19.4 million in 2021, primarily due to the inclusion of RU Segment and GSUSA selling and promotional expenses of $18.1 million and $0.8 million, respectively.

o	General and administrative (“G&A”) expenses increased $6.1 million to $29.6 million, compared to $23.5 million in 2021 primarily due to the inclusion of RU Segment and GSUSA G&A expenses of $6.2 million and $0.9 million, respectively, as well as an increase in employee compensation costs and professional fees in Corporate and Other, partially offset by decreases in employee compensation costs, professional fees, and legal costs in our APUS Segment.

o	Depreciation and amortization expenses increased to $8.1 million in 2022, or 5.3% of revenue, compared to $2.7 million and 3.0% in 2021, primarily due to the addition of the RU Segment and the amortization of the associated acquired intangible assets.

o	Costs and expenses in 2022 include M&A-related professional fees of $0.9 million and loss on disposals of long-lived assets of $0.8 million. M&A-related professional fees, which are included within G&A expenses, were associated with the GSUSA acquisition in 2022 compared to $0.6 million of M&A-related professional fees associated with the RU acquisition in 2021. Loss on disposals of long-lived assets were primarily related to the sale of excess facilities in 2022 and were immaterial in the 2021 period.

•	Interest expense increased to $3.4 million in 2022, as compared to $0.1 million in interest income in 2021, due to the $175 million senior secured term loan issued in connection with the RU acquisition.

•	Net income was $5.3 million in 2022, compared to net income of $8.1 million in 2021, primarily driven by higher amortization of intangible assets and interest expense as a result of the RU acquisition, partially offset by the gain on acquisition related to the GSUSA acquisition.

•	Earnings per diluted share was $0.28, compared to $0.49 per diluted share in the same period of 2021

•	Adjusted EBITDA was $17.4 million in 2022, compared to $16.0 million in 2021. The 2022 period included $2.4 million of stock-based compensation expense, $0.9 million of M&A-related professional fees, $0.8 million of loss on disposals of long-lived assets, and a gain of $4.5 million related to the GSUSA acquisition, all of which were excluded from adjusted EBITDA.

Balance Sheet and Liquidity:

•	Total cash and cash equivalents as of March 31, 2022 was approximately $170.9 million, compared to $149.6 million as of December 31, 2021, a 14.2% increase. The increase in cash was due to cash provided by operating activities and $1.4 million of net cash received as a result of the GSUSA acquisition, partially offset by increases in capital expenditures and payments of principal and interest on our debt obligations.

•	During the three months ended March 31, 2022 we saw improvement in Army’s processing of invoices and payments to APUS. During the period Army paid approximately $20.6 million to APUS. As of March 31, 2022, approximately $19.4 million in accounts receivable, of which $10.5 million is older than 60 days from the course start date, was due from the Army as a result of the disruption associated with the transition to ArmyIgnitED, a new system used by soldiers to request tuition assistance.

Registrations and Enrollment:

	2022	2021	% Change
American Public University System[1]
For the three months ended March 31, Net Course Registrations	94,000	92,900	1.2%

Rasmussen University[2]
For the three months ended March 31, Total Student Enrollment	16,200	17,300	-6.4%

Hondros College of Nursing[3]
For the three months ended March 31, Total Student Enrollment	2,500	2,300	8.1%

1APUS Net Course Registrations represents the approximate aggregate number of courses for which students remain enrolled after the date by which they may drop a course without financial penalty.

Excludes students in doctoral programs.

2Rasmussen Student Enrollment represents students in an active status as of the full-term census or billing date.

3HCN Student Enrollment represents the approximate number of students enrolled in a course after the date by which students may drop a course without financial penalty.

Acquisition of Graduate School USA:

On January 1, 2022, the Company completed the GSUSA acquisition pursuant to an Asset Purchase Agreement dated August 10, 2021 for an aggregate purchase price of $1.0 million, subject to working capital adjustments. At closing, the Company transferred an initial cash payment to the Seller of $0.5 million, which is the purchase price less $0.5 million retained by the Company to secure the indemnification obligations of GSUSA and received approximately $1.9 million from GSUSA based upon the estimated net working capital at closing. The purchase price reflects the $0.5 million due to GSUSA post-closing, and additional adjustments to the estimated net working capital at closing.

The Company applied the acquisition method of accounting to the GSUSA acquisition, whereby the assets acquired and liabilities assumed were recognized at fair value on the closing date of the acquisition. There was no goodwill recorded as a result of the GSUSA acquisition, but an approximate $4.5 million noncash, non-taxable gain on the acquisition was recorded and is included as a separate line item on the Consolidated Statements of Income for the three months ended March 31, 2022.

Second Quarter 2022 Outlook:

The following statements are based on APEI’s current expectations. These statements are forward-looking and actual results may differ materially. APEI undertakes no obligation to update publicly any forward-looking statements for any reason unless required by law. Refer to APEI’s earnings conference call and presentation for further details.

	Second Quarter 2022 Guidance
	(Approximate)	(% Yr/Yr Change)
APUS Net course registrations	80,900 to 83,400	-2% to 1%

HCN Student enrollment	2,400	3%

RU Student enrollment	15,900	-6%
- Nursing	8,200	-2%
- Non-Nursing	7,700	-10%

($ in millions except EPS)
APEI Consolidated revenue	$150 to $154	92% to 97%
APEI Consolidated net income	$0.1 to $1.4	-81% to 164%
APEI Adjusted EBITDA	$14.3 to $16.2	44% to 63%
APEI Diluted EPS	$0.00 to $0.07	-100% to 133%

Non-GAAP Financial Measures:

This press release contains the non-GAAP financial measures of EBITDA (earnings before interest, taxes, depreciation, and amortization) and Adjusted EBITDA (EBITDA less non-cash expenses such as stock compensation and non-recurring expenses). APEI believes that the use of these measures is useful because they allow investors to better evaluate APEI’s operating profit and cash generation capabilities.

For the three months ended March 31, 2022 and 2021, adjusted EBITDA excludes the gain on acquisition, non-cash compensation expense, loss on disposals of long-lived assets, and M&A-related professional fees.

These non-GAAP measures should not be considered in isolation or as an alternative to measures determined in accordance with generally accepted accounting principles in the United States (GAAP). The principal limitation of our non-GAAP measures are that they exclude expenses that are required by GAAP to be recorded. In addition, non-GAAP measures are subject to inherent limitations as they reflect the exercise of judgment by management about which expenses are excluded.

APEI is presenting EBITDA and adjusted EBITDA in connection with its GAAP results and urges investors to review the reconciliation of EBITDA and adjusted EBITDA to the comparable GAAP financial measures that is included in the tables following this press release (under the captions “GAAP Net Income to Adjusted EBITDA,” and “GAAP Outlook Net Income to Outlook Adjusted EBITDA”) and not to rely on any single financial measure to evaluate its business.

Webcast:

A live webcast of the APEI’s first quarter 2022 earnings conference call will be held today at 5:00 p.m. Eastern time. This webcast will be open to listeners who log in through the APEI’s investor relations website, www.apei.com.

A replay of the live webcast will also be available starting approximately one hour after the conclusion of the live webcast. The replay will be archived and available to listeners through APEI’s investor relations website for one year.

About American Public Education

American Public Education, Inc. (Nasdaq: APEI), through its institutions American Public University System (APUS), Rasmussen University, Hondros College of Nursing, and Graduate School USA, educate the service-minded student by providing career-focused higher education and career learning.

APUS, which operates through American Military University and American Public University, is the leading educator to active-duty military and veteran students* and serves approximately 90,000 adult learners worldwide via accessible and affordable higher education. Rasmussen University is a 120-year-old nursing and health sciences-focused institution that serves approximately 15,900 students across its 23 campuses and student service centers in six states and online. It also has schools of Business, Technology, Design, Early Education and Justice Studies.

Hondros College of Nursing focuses on educating pre-licensure nursing students at its six campuses in Ohio and one in Indiana. It is the largest educator of PN (LPN) nurses in the state of Ohio** with approximately 2,400 students. Graduate School USA is a leading training provider to the federal workforce with an extensive portfolio of government agency customers. It serves the federal workforce through customized contract training (B2G) to federal agencies and through open enrollment (B2C) to government professionals.

Both APUS and Rasmussen are institutionally accredited by the Higher Learning Commission (HLC), an institutional accreditation agency recognized by the U.S. Department of Education. Hondros is accredited by the Accrediting Bureau of Health Education Schools (ABHES). GSUSA is accredited by the Accrediting Council for Continuing Education & Training (ACCET). For additional information, visit www.apei.com.

*Based on FY 2019 Department of Defense tuition assistance and Veterans Administration student enrollment data, as reported by Military Times, 2020.

**Based on information compiled by the National Council of State Boards of Nursing and Ohio Board of Nursing.

Forward Looking Statements

Statements made in this press release regarding APEI or its subsidiaries that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about APEI and the industry. In some cases, forward-looking statements can be identified by words such as “anticipate,” “believe,” “seek,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “should,” “will,” “would,” and similar words or their opposites. Forward-looking statements include, without limitation, statements regarding expected growth, registration and enrollments, revenues, income and adjusted EBITDA and EBITDA, benefits of the acquisition of Rasmussen University and plans with respect to recent, current and future initiatives.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, among others, risks related to: the effects, duration, and severity of and APEI’s response to the COVID-19 pandemic; adverse effects on demand as the pandemic abates; APEI’s dependence on the effectiveness of its ability to attract students who persist in its institutions’ programs; changing market demands; APEI’s inability to effectively market its institutions’ programs; APEI’s inability to maintain strong relationships with the military and maintain course registrations and enrollments from military students; APEI’s loss of its ability to receive funds under tuition assistance programs or the reduction, elimination, or suspension of tuition assistance; adverse effects of changes APEI makes to improve the student experience and enhance the ability to identify and enroll students who are likely to succeed; APEI’s need to successfully adjust to future market demands by updating existing programs and developing new programs; APEI’s failure to comply with regulatory and accrediting agency requirements and to maintain institutional accreditation; APEI’s loss of eligibility to participate in Title IV programs or ability to process Title IV financial aid; entering into and integrating acquisitions, including the integration of RU and GSUSA; APEI’s dependence on its technology infrastructure; and the various risks described in the “Risk Factors” section and elsewhere in APEI’s Quarterly Report on Form 10-Q for the period ended March 31, 2022 and Annual Report on Form 10-K for the year ended December 31, 2021, and in other filings with the SEC. You should not place undue reliance on any forward-looking statements. APEI undertakes no obligation to update publicly any forward-looking statements for any reason, unless required by law, even if new information becomes available or other events occur in the future.

Contacts:

Ryan Koren

AVP, Investor Relations & Corporate Development

(610) 428-7376

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American Public Education, Inc.

Consolidated Statement of Income

(In thousands, except per share data)

	Three Months Ended
	March 31,
	2022	2021
	(unaudited)
Revenues	$154,747	$88,541
Costs and expenses:
Instructional costs and services	71,698	32,319
Selling and promotional	39,319	19,402
General and administrative	29,589	23,524
Loss on disposals of long-lived assets	793	8
Depreciation and amortization	8,148	2,651
Total costs and expenses	149,547	77,904
Income from operations before interest and income taxes	5,200	10,637
Gain on acquisition	4,533	—
Interest (expense) income	(3,355)	114
Income before income taxes	6,378	10,751
Income tax expense	1,040	2,639
Equity investment loss	(5)	(5)
Net income	$5,333	$8,107

Net income per common share:
Basic	$0.28	$0.50
Diluted	$0.28	$0.49

Weighted average number of common shares:
Basic	18,805	16,211
Diluted	18,879	16,422

	Three Months Ended
Segment Information:	March 31,
	2022	2021
Revenues:
APUS Segment	$73,090	$77,476
RU Segment	$67,099	$—
HCN Segment	$11,541	$11,132
Corporate and other[1]	$3,017	$(67)
Income (loss) from operations before interest and income taxes:
APUS Segment	$13,182	$14,031
RU Segment	$891	$—
HCN Segment	$(995)	$783
Corporate and other	$(7,878)	$(4,177)

The RU Segment reflects the operations of RU, which was acquired on the RU Closing Date. The Company did not consolidate the financial results of the RU Segment prior to the RU Closing Date.

1. Corporate and Other includes tuition and contract training revenue earned by GSUSA from the GSUSA Closing Date through March 31, 2022. Contract training revenue represents both individual and customized training programs and is recognized when the services are performed. Additionally, the APUS Segment charges the HCN Segment and corporate employees for the value of courses taken by HCN Segment employees at APUS. The elimination of this intersegment revenue is included within Corporate and Other.

GAAP Net Income to Adjusted EBITDA:

The following table sets forth the reconciliation of the Company’s reported GAAP net income to the calculation of adjusted EBITDA for the three months ended March 31, 2022 and 2021:

	Three Months Ended
	March 31,
(in thousands, except per share data)	2022	2021
Net income	$5,333	$8,107
Income tax expense	1,040	2,639
Interest expense (income), net	3,355	(114)
Equity investment loss	5	5
Depreciation and amortization	8,148	2,651
EBITDA	17,881	13,288

Gain on acquisition	(4,533)	-
Stock Compensation	2,356	2,180
Loss on disposals of long-lived assets	793	8
M&A - related professional fees	908	559
Adjusted EBITDA	$17,405	$16,035

GAAP Outlook Net Income to Outlook Adjusted EBITDA:

The following table sets forth the reconciliation of the Company’s projected GAAP net income to the calculation of projected adjusted EBITDA for the three months ending June 30, 2022:

	Three Months Ending
	June 30, 2022
(in thousands, except per share data)	Low	High
Net income	$80	$1,410
Income tax expense	40	610
Interest expense, net	3,340	3,340
Equity investment loss (income)	-	-
Depreciation and amortization	8,330	8,330
EBITDA	11,790	13,690

Stock Compensation	2,460	2,460
Adjusted EBITDA	$14,250	$16,150